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Exhibit 99.2

[Name of Shareholder]
[Address]
[Address]
[Address]

ELECTION FORM

TIME SENSITIVE INFORMATION. YOUR IMMEDIATE ATTENTION IS NECESSARY. PLEASE COMPLETE AND RETURN PROMPTLY IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS.

        This Election Form (the "Election Form") is being delivered in connection with the Agreement and Plan of Merger, dated as of February 7, 2020 (the "Merger Agreement"), as it may be amended from time to time, by and among FGL Holdings, a Cayman Islands exempted company ("FGL"), Fidelity National Financial, Inc., a Delaware corporation ("FNF"), F I Corp., a Cayman Islands exempted company and wholly owned subsidiary of FNF ("Merger Sub I"), and F II Corp., a Cayman Islands exempted company and wholly owned subsidiary of FNF ("Merger Sub II" and, together with Merger Sub I, "Merger Subs"). Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Closing: (i) Merger Sub I will be merged with and into FGL (the "First Merger") with FGL surviving the First Merger (the "Surviving Company") and becoming a wholly owned subsidiary of FNF as a result of the First Merger in accordance with the Companies Law (2020 Revision) of the Cayman Islands (the "CICL"); and (ii) immediately following the First Merger, the Surviving Company will be merged with and into Merger Sub II (the "Second Merger" and, together with the First Merger, the "Mergers") with Merger Sub II surviving the Second Merger and remaining a wholly owned subsidiary of FNF as a result of the Second Merger in accordance with the CICL. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Merger Agreement.

        This Election Form permits you to make an election as to the type of consideration (cash and/or shares of common stock of FNF, par value $0.0001 per share (collectively, the "FNF common stock")) that you wish to receive in connection with the Mergers. This Election Form may be used to make an election with respect to the FGL ordinary shares, par value $0.0001 per share, that you hold, as listed below. For an election to be properly made, a properly completed Election Form must be received by Continental Stock Transfer & Trust Company (the "Exchange Agent"), no later than 5:00 p.m., Eastern time, on the Business Day that is three (3) Business Days prior to the Closing Date or such other date as FNF and FGL will, prior to the Closing, mutually agree (the "Election Deadline").

        Any shares held beneficially, including through The Depository Trust Company, must be submitted by your broker, bank or other nominee. The Election Deadline and any extensions of the Election Deadline will be publicly announced by FNF and FGL in press releases, on FNF and FGL's websites and in filings by FNF and FGL with the U.S. Securities and Exchange Commission (the "SEC") at least five (5) Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline will be similarly delayed to a subsequent date, and FNF and FGL will promptly announce any such delay and, when determined, the rescheduled Election Deadline. There can be no assurance as to the timing of the Closing of the Mergers.

        Complete the box(es) on the next page to make an election. The undersigned understands and acknowledges that this election is subject to the terms, conditions and limitations set forth in the Merger Agreement and this Election Form. In particular, each election may be subject to the proration procedures set forth in the Merger Agreement. Therefore, there is no assurance that you will receive consideration solely in the form of your election choice. The allocation of the Merger Consideration will be made in accordance with the proration procedures set forth in the Merger Agreement. Refer to the FNF Registration Statement on Form S-4 (Securities Act File No. 333-237540) (the "Registration Statement") and the Proxy Statement/Prospectus included in the Registration Statement for more information about these proration procedures.

 ELECTION OPTIONS

        I hereby elect to receive the following as consideration for my FGL ordinary shares, subject to the proration procedures set forth in the Merger Agreement (Mark only ONE box):

        STOCK ELECTION    (0.2558 shares of FNF common stock (plus cash in lieu of any fractional shares) for EACH FGL ordinary share (the "Stock Consideration")):

☐	In order to elect to make a stock election with respect to ALL of your FGL ordinary shares, mark this box.

        CASH ELECTION    ($12.50 in cash for EACH FGL ordinary share (the "Cash Consideration")):

☐	In order to elect to make a cash election with respect to ALL of your FGL ordinary shares, mark this box.

        MIXED ELECTION    (A mixed election of both cash and shares of FNF common stock (plus cash in lieu of any fractional shares) for your FGL ordinary shares IN THE AGGREGATE):

☐	Mark this box to elect to make a mixed election with respect to your FGL ordinary shares.
Please fill in the number of shares for which you would like to receive Cash Consideration.
Please fill in the number of shares for which you would like to receive Stock Consideration.

        NO ELECTION    (No preference with respect to the receipt of FNF common stock, cash or a combination of FNF common stock and cash):

☐	In order to make no election with respect to ALL of your FGL ordinary shares, mark this box.
If you mark this box, you will receive Stock Consideration or Cash Consideration or a combination of Stock and Cash Consideration based on the proration procedures as set forth in the Merger Agreement.

        You will be deemed to have made a "NO ELECTION" if:

  A.
  You fail to follow the instructions on the Election Form or otherwise fail to properly make an election;

  B.
  A properly completed Election Form is not received by the Exchange Agent prior to the Election Deadline;

  C.
  You properly and timely revoke a prior election without making a new election (including any further registration of the transfer of Shares made on the stock transfer books of EGL after an election has been validly made on such Shares); or

  D.
  You check the "No Election" box above.

        IMPORTANT:    At the Closing, each FGL ordinary share issued and outstanding immediately prior to the Closing (other than those owned by FGL, FNF, the Merger Subs or any other subsidiary thereof and shares in respect of which dissenters' rights have been properly exercised and perfected under Cayman Islands law) will be converted into the right to receive, at your election, but subject to the proration procedures described below and in further detail in the Registration Statement, the Proxy Statement/Prospectus included in the Registration Statement and the Merger Agreement, either: (i) $12.50 in cash (the "Cash Consideration"); (ii) 0.2558 shares of FNF common stock (the "Stock Consideration"); or (iii) a combination of both cash and shares of FNF common stock. Under the proration procedures, the allocation of the aggregate Merger Consideration payable to you is subject to adjustment to the extent the Cash Consideration or the Stock Consideration is oversubscribed. These proration procedures are designed to ensure that the available Cash Consideration and Stock Consideration are allocated equitably among FGL shareholders. The maximum amount of Cash Consideration was set in order to seek to ensure that the Mergers are treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code provided certain other requirements are satisfied.

        As a result of the proration procedures and other limitations described in the Registration Statement, the Proxy Statement/Prospectus included in the Registration Statement and in the Merger Agreement, you may receive Stock Consideration or Cash Consideration in amounts that are different from the amounts you elect to receive. Because the value of the Stock Consideration and Cash Consideration may differ, you may receive consideration having an aggregate value less than that you elected to receive. Please see the Proxy Statement/Prospectus for information about FNF common stock and the value of the Stock Consideration.

        The tax consequences of the Mergers to a particular shareholder will depend on whether such shareholder elects to receive common stock or cash, on whether such shareholder's election is effective or must be changed under the proration procedures of the Merger Agreement, and on many variables which are not within FGL's and FNF's control. More information on the material U.S. federal income tax consequences of the Mergers to U.S. Holders (as such term is defined in the Proxy Statement/Prospectus included in the Registration Statement) can be found in the Proxy Statement/Prospectus included in the Registration Statement. See Frequently Asked Question # 16 below. Tax matters are very complicated, and the tax consequences of the Mergers to a particular shareholder will depend in part on such shareholder's circumstances. Accordingly, you are urged to consult your tax advisor for a full understanding of the tax consequences of the Mergers to you, including the applicability and effect of federal, state, local and foreign income and other tax consequences.

        The undersigned represents and warrants that the undersigned has full power and authority to submit, sell, assign and transfer the above described FGL ordinary shares and that when accepted for exchange by FNF, FNF will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances. The undersigned irrevocably constitutes and appoints the Exchange Agent as the true and lawful agent and attorney-in-fact of the undersigned with full power of substitution to exchange FGL ordinary shares, including any Certificates representing such shares together with accompanying evidence of transfer and authenticity, for shares of FNF common stock or cash, as set forth under "Exchange Mechanics; Proration" in the Merger Agreement. All authority herein conferred shall survive the death or incapacity of, and any obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of, the undersigned.

        SIGNATURE(S) REQUIRED.    Signature of Registered Holder(s) or Agent

        Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on share certificate(s) or the electronic book-entry account. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation, or other person acting in a fiduciary or representative capacity, please set forth full title. See Instructions B.1 and B.2.

Signature of owner	Signature of co-owner, if any	Area Code/Phone Number	Email Address

        MEDALLION SIGNATURE(S) GUARANTEED (IF REQUIRED)    See Instructions B.5 and B.6.

Required only if Special Payment and Delivery Form is completed or this form is completed by someone other than the registered stockholder.

Authorized Signature	Name of Firm

Address of Firm — Please Print

SPECIAL PAYMENT AND DELIVERY FORM

        The consideration for your FGL ordinary shares will be issued in the name and address provided on the Election Form unless instructions are given in the boxes below.

SPECIAL PAYMENT AND ISSUANCE INSTRUCTIONS
(See Instructions B.1, B.2, and B.5)

            To be completed ONLY if the consideration is to be issued in the name of someone other than the current registered holder(s) as stated on the front page of the Election Form.

SPECIAL DELIVERY INSTRUCTIONS
(See Instruction B.2, B.4 and B.5)

            To be completed ONLY if the consideration is to be delivered to someone other than the current registered holder(s) or delivered to an address that is different than the address listed on the front page of the Election Form.

Name(s):		Name(s):

	(Please Print)		(Please Print)
Address:		Address:

Telephone Number:		Telephone Number:

Also: Sign and provide your tax identification number on the Form W-9 provided herein or complete the appropriate Internal Revenue Service Form W-8, as applicable.

 INSTRUCTIONS

A.    Special Conditions

1.
Time in which to Make an Election.    For an election to be properly made, a properly completed Election Form must be received by the Exchange Agent no later than 5:00 p.m., Eastern time, on the Business Day that is three (3) Business Days prior to the Closing Date or such other date as FNF and FGL will, prior to the Closing, mutually agree (the "Election Deadline"). The Election Deadline and any extensions of the Election Deadline will be publicly announced by FNF and FGL in press releases, on FNF and FGL's websites and in filings by FNF and FGL with the SEC at least five (5) Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline will be similarly delayed to a subsequent date, and FNF and FGL will promptly announce any such delay and, when determined, the rescheduled Election Deadline. There can be no assurance as to the timing of the Closing of the Mergers.

Holders of FGL ordinary shares who do not properly and timely make an election before the Election Deadline as provided in the preceding sentences or who properly and timely revoke a prior election without making a new election will be considered a No Election Shareholder and will have their FGL ordinary shares converted into the right to receive the Stock Consideration or Cash Consideration in accordance with the proration procedures as set forth in the Merger Agreement. (See Instruction A.7 below.) You understand and acknowledge that you will not receive the Merger Consideration unless and until the Mergers are complete and the Exchange Agent has received from you all necessary documentation.

2.
Certificates and Shares Held by the Exchange Agent.    The Election Form will indicate the number of FGL ordinary shares you hold either in certificated form or in electronic, book-entry form.

3.
Election Options.    Under the section of Election Form entitled "Election Options," indicate whether you would like to receive in exchange for your FGL ordinary shares: (i) only shares of FNF common stock, (ii) only cash, (iii) a combination of FNF common stock and cash, or (iv) "No Election." Mark only one election. As a result of the proration procedures and other limitations described in the Registration Statement, the Proxy Statement/Prospectus included in the Registration Statement and in the Merger Agreement, you may receive Stock Consideration or Cash Consideration in amounts that are different from the amounts you elect to receive. Please see the Proxy Statement/Prospectus for information about FNF common stock and the value of the Stock Consideration.

4.
Change or Revocation of Election.    Any Election Form may be revoked or changed by the person submitting it by written notice received by the Exchange Agent prior to the Election Deadline. After an election has been validly made, any further registration of transfer of the corresponding shares made on the stock transfer books of FGL following such election will be automatically deemed to be a revocation of such election. In the event an Election Form is revoked prior to the Election Deadline, the shares represented by such Election Form will be deemed to be No Election Shares, except to the extent a subsequent election is properly made prior to the Election Deadline.

5.
Joint Forms of Election.    Holders of FGL ordinary shares who make a joint election will be considered to be a single holder of such shares. An Election Form including such a joint election ("Joint Election Form") may be submitted only by persons submitting Certificates registered in different forms of the same name (e.g., "John Smith" on one certificate and "J. Smith" on another). If the Election Form is submitted as a Joint Election Form, each record holder of FGL ordinary shares covered thereby must properly sign the Election Form in accordance with Instruction B.1, attaching additional sheets if necessary. The signatures of such holders will be deemed to constitute a certification that the persons submitting a Joint Election Form are eligible to do so.

6.
Forms of Election for Nominees.    Any record holder of FGL ordinary shares who is a nominee may submit one or more Election Forms, indicating on the form or forms a combination of elections covering up to the aggregate number of FGL ordinary shares by such record holder. However, upon the request of FNF, any such record holder will be required to certify to the satisfaction of FNF that such record holder holds such FGL ordinary shares as nominee for the beneficial owners of such shares. Each beneficial owner for whom such an Election Form is so submitted will be treated as a separate shareholder of FGL for purposes of allocation of FNF common stock and cash payments to be issued upon consummation of the Mergers.

7.
Shares as to Which No Election is Made.    Holders of FGL ordinary shares who mark the "No Election" box on the Election Form or do not properly and timely make an election before the Election Deadline as provided in the preceding sentences or who properly and timely revoke a prior election without making a new election will be considered a No Election Shareholder and will have their FGL ordinary shares converted into the right to receive the Stock Consideration and/or Cash Consideration in accordance with the proration procedures set forth in the Merger Agreement. Please see the Proxy Statement/Prospectus for information about FNF common stock and the value of the Stock Consideration.

8.
Termination of Merger Agreement.    In the event of termination of the Merger Agreement, any election made by a FGL shareholder shall be automatically revoked.

9.
Method of Delivery.    Your election materials may be sent to the Exchange Agent at the address provided below. Please ensure sufficient time so that the election materials are actually received by the Exchange Agent prior to the Election Deadline.

If delivering by U.S. mail, hand or overnight courier:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004

Do not send your election materials to FGL, FNF or Morrow Sodali LLC in its capacity as FGL's Proxy Solicitor because they will not be forwarded to the Exchange Agent, and your election will be invalid. The method of delivery is at the option and risk of the electing shareholder. Registered mail, appropriately insured, with return receipt requested, is suggested.

B.    General.

1.
Signatures.    The signature (or signatures, in the case of Certificates owned by two or more joint holders of Certificates for which a Joint Election Form is submitted) on the Election Form must correspond exactly with the name(s) as written on the face of the Certificate(s) or book-entry account unless the FGL ordinary shares described on this Election Form have been assigned by the registered holder(s), in which event the Election Form must be signed in exactly the same form as the name of the last transferee indicated on the transfer attached to or endorsed on the Certificate(s) or book-entry account. If the Election Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or by any others acting in a representative or fiduciary capacity, the person signing, unless he or she is the registered owner, must give such person's full title in such capacity, and appropriate evidence of authority to act in such capacity must be forwarded to the Exchange Agent with the Election Form.

2.
Special Payment and Issuance Instructions.    If checks are to be payable or shares of FNF common stock are to be issued to the order of or registered in other than exactly the name(s) that appears(s) on the Election Form, the signature(s) on the Election Form must be guaranteed by an Eligible Institution (defined in Instruction B.5 below), and any Certificate(s) representing such shares must be accompanied by appropriate signed stock power(s), and the signature(s) appearing on such stock power(s) must also be guaranteed by an Eligible Institution (defined in B.5 below). Please also complete the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

3.
Stock Transfer Taxes.    It will be a condition to the issuance of any check or shares of FNF common stock in any name(s) other than the name(s) in which the FGL ordinary shares is (are) registered that the person(s) requesting the issuance of such check or shares of FNF common stock either pay to the Exchange Agent any transfer or other taxes required by reason of such issuance, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

4.
Special Delivery Instructions.    If checks or certificates representing shares of FNF common stock are to be delivered to someone other than the registered holder(s), or to the registered holder(s) at an address other than that appearing on the Election Form, please complete the Special Delivery Instructions box located on the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

5.
Guarantee of Signatures.    No signature guarantee is required on this Election Form if (a)(i) the Election Form is signed by the registered holder(s) (including any participant in the book-entry transfer facility's systems whose name appears on a security position listing as the owner of such shares) of shares and (ii) such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment and Issuance Instructions" on the SPECIAL PAYMENT AND DELIVERY FORM; or (b) such shares are surrendered for the account of a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents' Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures must be guaranteed by an Eligible Institution.

6.
Book-Entry Shares.    Your FGL ordinary shares that have been issued through FGL's electronic, book-entry system that records share ownership in place of traditional share certificates still requires you to complete and deliver the Election Form should you wish to participate in the election.

7.
Discretion of Exchange Agent.    Subject to the terms of the Merger Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of FNF, Merger Sub I, Merger Sub II, FGL or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

 FREQUENTLY ASKED QUESTIONS

1.     Why have I been sent an Election Form?

        This Election Form is being delivered in connection with the Merger Agreement by and among FGL, FNF, Merger Sub I, and Merger Sub II. Upon the terms and subject to the conditions set forth in the Merger Agreement, at the time of the Closing: (i) Merger Sub I will be merged with and into FGL with FGL surviving the First Merger and becoming a wholly owned subsidiary of FNF as a result of the First Merger in accordance with the CICL; and (ii) immediately following the First Merger, the Surviving Company will be merged with and into Merger Sub II, with Merger Sub II surviving the Second Merger and remaining a wholly owned subsidiary of FNF as a result of the Second Merger in accordance with the CICL.

        You are receiving this Election Form because you own FGL ordinary shares. This Election Form permits you to make an election as to the type of consideration (cash and/or FNF common stock) that you wish to receive in connection with the Mergers. This Election Form may be used to make an election with respect to FGL ordinary shares that you hold, as listed on the first page of this Election Form.

        At your election, you will have the right to receive the Stock Consideration or Cash Consideration for each FGL ordinary share that you own, with the Stock Consideration and Cash Consideration subject to the proration procedures set forth in the Merger Agreement. FNF has filed a Registration Statement on Form S-4 (the "Registration Statement") with the SEC, which includes the Proxy Statement/Prospectus regarding the Mergers, to register the shares of FNF common stock that will be issued to FGL shareholders in connection with the Mergers. A copy of the Proxy Statement/Prospectus was previously mailed to you and is also available through the website maintained by the SEC at www.sec.gov. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGERS AND RELATED MATTERS. Investors and security holders may obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by FNF or FGL through the website maintained by the SEC at www.sec.gov, FNF's website at www.fnf.com, or FGL's website at www.fglife.bm.

        As a result of the proration procedures and other limitations described below, in the Registration Statement and in the Proxy Statement/Prospectus included in the Registration Statement, you may receive Stock Consideration or Cash Consideration in amounts that are different from the amounts you elect to receive. Because the value of the Stock Consideration and Cash Consideration may differ, you may receive consideration having an aggregate value less than that you elected to receive. Please see the Proxy Statement/Prospectus for information about FNF common stock and the value of the Stock Consideration.

2.     What is the Election Form and what is the Letter of Transmittal?

        The Election Form lets us know your preferred form of payment for your FGL ordinary shares. The Letter of Transmittal allows you to surrender your share Certificate(s) (if applicable) in order to receive payment for the FGL ordinary shares that you own, and will be delivered after the Mergers are consummated.

3.     How do I complete the Election Form?

        Instructions for completing the Election Form are set forth above.

        When completed, please sign and date the Election Form and send it to the Exchange Agent in the enclosed envelope so that you can make your election as to the type of consideration that you wish to receive in connection with the Mergers, or make no election with respect thereof. Please see Question 15 for important information concerning the transmittal of your Election Form to the Exchange Agent. Please note that if your shares are held jointly, signatures of both owners are required.

4.     How do I make an election if my FGL ordinary shares are held in "street name" by my bank, brokerage firm or other nominee?

        If you hold your FGL ordinary shares in "street name" through a bank, brokerage firm or other nominee (a "nominee"), you should instruct such nominee what election to make on your behalf by carefully following the instructions that you will receive from your nominee. An election will not be made on your behalf absent your instructions. You may be subject to an earlier deadline for making your election. Please contact your nominee with any questions.

5.     What is the deadline for making an election?

        For an election to be properly made, a properly completed Election Form must be received by the Exchange Agent no later than 5:00 p.m., Eastern time, on the business day that is three (3) Business Days prior to the Closing Date or such other date as FNF and FGL will, prior to the Closing, mutually agree (the "Election Deadline"). The Election Deadline and any extensions of the Election Deadline will be publicly announced by FNF and FGL in press releases, on FNF and FGL's websites and in filings by FNF and FGL with the SEC at least five (5) Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline will be similarly delayed to a subsequent date, and FNF and FGL will promptly announce any such delay and, when determined, the rescheduled Election Deadline. There can be no assurance as to the timing of the Closing of the Mergers. Holders of FGL ordinary shares who do not properly and timely make an election before the Election Deadline as provided in the preceding sentences or who properly and timely revoke a prior election without making a new election will be considered a No Election Shareholder and will have their FGL ordinary shares converted into the right to receive the Stock Consideration or Cash Consideration in accordance with the proration procedures set forth in the Merger Agreement. (See Instruction A.7) You understand and acknowledge that you will not receive the Merger Consideration unless and until the Mergers are complete and the Exchange Agent has received from you all necessary documentation.

6.     What if I do not send an Election Form or it is not received?

        Holders of FGL ordinary shares (other than those owned by FGL, FNF, the Merger Subs or any other subsidiary thereof and shares in respect of which dissenters' rights have been properly exercised and perfected under Cayman Islands law) who do not make an election will receive the Cash Consideration or the Stock Consideration or a combination of both, subject to the allocation and proration provisions of the merger agreement. The method of delivery is at the option and risk of the electing shareholder. Registered mail, appropriately insured, with return receipt requested, is suggested.

7.     What does it mean if I receive more than one set of election materials?

        You may receive additional Election Forms with respect to FGL ordinary shares held by you in another manner or in another name. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of election materials. You must complete, sign, date and return all of the Election Forms or follow the instructions for any alternative election procedure on each Election Form you receive in order to make an election for all of the shares you own. Each Election Form you receive comes with its own return envelope; make sure you return each Election Form in the return envelope that accompanies that Election Form.

8.     Can I change my election after my Election Form has been submitted?

        Yes. You may revoke your election prior to the Election Deadline by submitting a written notice of revocation to the Exchange Agent or by submitting new election materials. Revocations must specify the name in which your shares are registered on the stock transfer books of FGL and such other information as the Exchange Agent may request. If you wish to submit a new election, you must do so in accordance with the election procedures described in the Proxy Statement/Prospectus and in this Election Form. If you instructed a broker, bank, trustee or other nominee to submit an election for your shares, you must follow the directions of your broker, bank, trustee or other nominee for changing those instructions. Whether you revoke your election by submitting a written notice of revocation or by submitting new election materials, the notice of materials must be received by the Exchange Agent by the Election Deadline in order for the revocation or new election to be valid.

9.     Am I guaranteed to receive what I ask for on the Election Form?

        At the Closing of the Mergers, each FGL ordinary share issued and outstanding immediately prior to the closing of the Mergers (other than those owned by FGL, FNF, the Merger Subs or any other subsidiary thereof and shares in respect of which dissenters' rights have been properly exercised and perfected under Cayman Islands law) will be converted into the right to receive, at your election, but subject to the proration procedures described below and in further detail in the Registration Statement, the Proxy Statement/Prospectus included in the Registration Statement and the Merger Agreement, either: (i) $12.50 in cash (the "Cash Consideration"); (ii) 0.2558 shares of FNF common stock (the "Stock Consideration"); or (iii) a combination of both cash and shares of FNF common stock. Under the proration procedures, the allocation of the aggregate Merger Consideration payable to you is subject to adjustment to the extent the Cash Consideration or the Stock Consideration is oversubscribed. These proration procedures are also designed to ensure that the available Cash Consideration and Stock Consideration are allocated equitably among FGL shareholders. These procedures are designed to ensure that the aggregate amount of Cash Consideration does not exceed $1,471,936,485 to ensure that the Mergers, taken together, are treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code provided certain other requirements are satisfied.

        As a result of the proration procedures and other limitations described in the Registration Statement, the Proxy Statement/Prospectus included in the Registration Statement and in the Merger Agreement, you may receive Stock Consideration or Cash Consideration in amounts that are different from the amounts you elect to receive. Because the value of the Stock Consideration and Cash Consideration may differ, you may receive consideration having an aggregate value less than that you elected to receive. Please see the Proxy Statement/Prospectus for information about FNF common stock and the value of the Stock Consideration.

10.   What happens if I am eligible to receive a fraction of a share of FNF common stock as part of the Merger Consideration?

        With respect to the Stock Consideration to be issued pursuant to the Merger Agreement, FNF will not issue fractional shares of FNF common stock. Instead, each FGL shareholder will be entitled to receive a cash payment in lieu of any fractional shares of FNF common stock it otherwise would have received pursuant to the Mergers equal to such shareholder's proportionate interest in the net proceeds from the sale by the Exchange Agent of such fractional shares of such FNF common stock, rounded to the nearest penny, without interest, on the New York Stock Exchange as promptly as practicable after the First Effective Time. No interest will be paid or accrued on any cash amounts received as Merger Consideration or in lieu of any fractional shares.

11.   If the Mergers are completed, how will I receive the Merger Consideration for my shares?

        For holders of certificated FGL ordinary shares, you will be paid the Merger Consideration by the Exchange Agent as promptly as practicable after the First Effective Time and after receipt by the Exchange Agent of your share Certificates, a duly executed Letter of Transmittal and any additional documents required by the procedures set forth in the Election Form or the Letter of Transmittal. If you hold certificated FGL ordinary shares, please do not send your FGL share Certificates with your proxy card or this Election Form.

        Holders of FGL ordinary shares held in book-entry form are not required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to the Merger Agreement. You will be paid the Merger Consideration by the Exchange Agent automatically and as promptly as practicable after the First Effective Time.

12.   May I transfer FGL shares after I make my election?

        Yes. However, for FGL shareholders who have made elections, any further transfers of their shares made on the stock transfer books of FGL will be deemed to be a revocation of their election. If you instructed a broker, bank, trustee or other nominee to submit an election for your shares, you must follow the directions of your broker, bank, trustee or other nominee for changing those instructions.

13.   What if I cannot locate my share Certificate(s)?

        If any share Certificates shall have been lost, stolen or destroyed, please so indicate on the front of the Letter of Transmittal (when you receive it), and additional paperwork will be sent to you to replace the lost, stolen or destroyed Certificates. Upon the making by you of an affidavit claiming such share Certificate to be lost, stolen or destroyed and, if required by and at the discretion of FNF or FGL, the posting of a bond by you in such reasonable amount as FNF or FNF may direct, or the execution and delivery by you of an indemnity agreement in such form as FNF or FGL may direct, in each case as indemnity against any claim that may be made against it with respect to such share Certificate, the Exchange Agent shall issue to you in exchange for such lost, stolen or destroyed share Certificate the appropriate amount of the Merger Consideration.

14.   What are the material U.S. federal income tax consequences of the Mergers to U.S. Holders of FGL ordinary shares?

        For U.S. federal income tax purposes, the Mergers, taken together, are intended to constitute a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and completion of the Mergers is conditioned on, among other things, the receipt by FGL of a tax opinion from Skadden Arps, Deloitte or other nationally recognized accounting or law firm, to the effect that, for U.S. federal income tax purposes, the Mergers, together with the purchase of the Series A preferred shares pursuant to the Series A Preferred Share Purchase Agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. It is possible, however, that FGL would waive this condition if the required tax opinion could not be delivered at closing. In addition, neither FGL nor FNF intends to request a ruling from the Internal Revenue Service (the "IRS") regarding the U.S. federal income tax consequences of the Mergers, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Mergers, taken together, as a single integrated transaction that qualifies as a reorganization or that a court would not sustain such a challenge.

        If the Mergers, taken together, are treated as a single integrated transaction that qualifies as a reorganization, subject to the passive foreign investment company rules, (i) a U.S. Holder who receives solely shares of FNF common stock in the Mergers generally will not recognize gain or loss for U.S. federal income tax purposes, except with respect to the receipt of cash in lieu of a fractional share of FNF common stock, (ii) a U.S. Holder who receives a combination of FNF common stock and cash in the Mergers generally will recognize gain but not loss, and such U.S. Holder's taxable gain in that case will not exceed the cash received in the Mergers. A U.S. Holder who receives solely cash in the Mergers will recognize gain or loss. Subject to the passive foreign investment company rules and the potential application of Section 1248 of the Internal Revenue Code, any gain recognized upon the exchange generally will be capital gain, unless the receipt of cash by a U.S. Holder has the effect of the distribution of a dividend for U.S. federal income tax purposes.

        If the Mergers, taken together, do not constitute a single integrated transaction that qualifies as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, then the First Merger would be treated as a taxable sale by U.S. Holders of their FGL ordinary shares in exchange for the Merger Consideration. In that case, a U.S. Holder would recognize gain or loss upon the exchange of FGL ordinary shares for the Merger Consideration equal to the difference between (i) the sum of the amount of any cash and the fair market value, at the time of the merger, of any FNF common stock received in the First Merger (including any cash received in lieu of a fractional share) and (ii) such U.S. Holder's tax basis in the FGL ordinary shares surrendered in the merger. Subject to the passive foreign investment company rules and the potential application of Section 1248 of the Internal Revenue Code, such gain or loss would be long-term capital gain or loss if the FGL ordinary shares were held for more than one year at the time of the merger.

        Treasury Regulations generally provide that, when a U.S. Holder receives both stock and cash or other property in a reorganization, a pro rata portion of the cash and other property received shall be treated as received in exchange for each share surrendered, based on the fair market value of such surrendered share, unless the terms of the exchange provide otherwise and are economically reasonable. The merger agreement generally provides that, unless a shareholder's election form provides otherwise, the FGL ordinary shares surrendered by a shareholder in exchange for such cash will be deemed to be: (A) first, of those FGL ordinary shares held by such shareholder for more than one year before the mergers, if any, those FGL ordinary shares with the highest U.S. federal income tax basis, in descending order until such FGL ordinary shares are exhausted or the cash payable to such shareholder is fully paid, then (B) of all the shareholder's remaining FGL ordinary shares, if any, those FGL ordinary shares with the highest U.S. federal income tax basis, in descending order until the cash payable to such shareholder is fully paid. U.S. Holders are urged to consult their own tax advisors as to the impact of the above allocation provisions to them.

        More information on the federal material U.S. income tax consequences of the Mergers to U.S. Holders can be found in the Proxy Statement/Prospectus included in the Registration Statement.

        Tax matters can be complicated, and the tax consequences of the Mergers to you will depend on your particular circumstances. You are urged to consult your tax advisor for a full understanding of the tax consequences of the Mergers to you.

15.   How should I send in my signed documents?

        Your election materials may be sent to the Exchange Agent at the address provided below. Please ensure sufficient time so that the election materials are actually received by the Exchange Agent prior to the Election Deadline.

If delivering by U.S. mail, hand or overnight courier:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004

        Do not send your election materials to FNF, FGL or Morrow Sodali LLC in its capacity as FGL's Proxy Solicitor, because they will not be forwarded to the Exchange Agent, and your election will be invalid. The method of delivery is at the option and risk of the electing shareholder. Registered mail, appropriately insured, with return receipt requested, is suggested.

16.   Will there be any fees associated with the exchange of my shares for the Merger Consideration?

        There will not be any fees associated with the exchange, except in certain limited circumstances, unless you need to replace lost, stolen or destroyed share Certificate(s) or request a check or Certificate representing FGL ordinary shares in a name(s) other than your name.

17.   How do I change my address on the Election Form?

        Mark through any incorrect address information that is printed on the front of the Election Form. Clearly print the correct address in the area beside the printed information. If you would like to receive your payment at a different address from that imprinted on the front of the Election Form, please complete the Special Delivery Instructions box located on the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

18.   What do I do if I want part or all of the Merger Consideration paid or issued to someone else?

        If checks are to be payable or shares of FNF common stock are to be issued to the order of or registered in other than exactly the name(s) that appears(s) on the Election Form, the signature(s) on the Election Form must be guaranteed by an Eligible Institution (defined in Instruction B.5 above), and any certificate(s) representing such shares must be accompanied by the appropriate signed stock power(s), and the signature(s) appearing on such stock power(s) must also be guaranteed by an Eligible Institution. Please also complete the SPECIAL PAYMENT AND DELIVERY FORM that is part of the Election Form.

19.   If I have outstanding FGL equity awards or FGL warrants, what will happen to those equity awards or warrants in the Mergers?

        The FGL equity-based awards, including the FGL restricted stock awards, FGL stock options and FGL phantom units, as well as the FGL warrants, will be treated as follows pursuant to the merger agreement:

        FGL Restricted Stock:    At the First Effective Time, each FGL restricted stock award that is outstanding and unvested will immediately vest and will be treated as a FGL ordinary share.

        FGL Stock Options:    Immediately prior to the First Effective Time, each unvested FGL stock option, whether time or performance-based, will be converted to a FGL stock option that vests solely based on the passage of time without any ongoing performance-vesting conditions; provided that with respect to (i) performance-vesting conditions tied to the achievement of FGL stock price goals, the number of FGL ordinary shares subject to the FGL stock option will be based on the stock price equal to the greater of (x) $12.50 or (y) FGL's stock price achieved at or prior to the First Effective Time as calculated in accordance with the terms of the applicable award agreement; and (ii) performance-vesting conditions tied to the achievement of FGL return on equity ("ROE") or other performance objectives that are not tied to FGL's stock price, the number of FGL ordinary shares subject to each such FGL stock option will be the number of FGL ordinary shares that would performance vest upon the achievement of such performance objectives.

        With respect to the FGL stock options granted prior to January 1, 2020, only, immediately prior to the First Effective Time, (i) for purposes of determining the number of outstanding FGL stock options that will be deemed to be vested as of the First Effective Time, each holder will be credited as though such holder had served a number of days in the applicable vesting period that is equal to two times the number of days that have elapsed between the grant date of the FGL stock option and the date on which the First Effective Time occurs and (ii) each remaining vesting date for each unvested FGL stock option will be moved to an earlier date calculated from the grant date of the unvested FGL stock option as follows: the number of days between the grant date of the FGL stock option and the original vesting date, minus the number of days that have elapsed between the grant date of the FGL stock option and the date on which the First Effective Time occurs.

        At the First Effective Time, each vested FGL stock option and each unvested FGL stock option will be converted into an option to purchase a number of shares of FNF common stock (such option, a "Converted Stock Option") equal to the product (with the result rounded down to the nearest whole number) of (i) the number of FGL ordinary shares subject to each FGL stock option immediately prior to the First Effective Time multiplied by (ii) the exchange ratio of 0.2558 (the "exchange ratio"), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per FGL ordinary share of the FGL stock option immediately prior to the First Effective Time divided by (B) the exchange ratio.

        Immediately following the First Effective Time, each Converted Stock Option will continue to be governed by the same terms and conditions (after giving effect to the changes described above) as were applicable to the corresponding FGL stock option immediately prior to the First Effective Time; provided that any unvested Converted Stock Options will be subject to the accelerated vesting upon an involuntary termination of the holder's service relationship within two years following the Closing Date.

        FGL Phantom Units:    Immediately prior to the First Effective Time, each unvested FGL phantom unit, whether time or performance-based, will be converted to a FGL phantom unit that vests solely based on the passage of time without any ongoing performance-vesting conditions; provided that the number of FGL ordinary shares subject to the FGL phantom unit immediately prior to the First Effective Time will be determined assuming achievement of target level of performance.

        With respect to the FGL phantom units granted prior to January 1, 2020, only, immediately prior to the First Effective Time, (i) for purposes of determining the number of outstanding FGL phantom units that will be deemed to be vested as of the First Effective Time, each holder will be credited as though the holder had served a number of days in the applicable vesting period that is equal to two times the number of days that have elapsed between the grant date of such FGL phantom unit and the date on which the First Effective Time occurs and (ii) each remaining vesting date for each unvested FGL phantom unit will be moved to an earlier date calculated from the grant date of the unvested FGL phantom unit as follows: the number of days between the grant date of such FGL phantom unit and the original vesting date, minus the number of days that have elapsed between the grant date of such FGL phantom unit and the date on which the First Effective Time occurs.

        At the First Effective Time, each vested FGL phantom unit and each unvested FGL phantom unit will be converted into a phantom stock unit denominated in shares of FNF common stock (a "FNF Phantom Unit") entitling the holder thereof to receive the number of FNF Phantom Units equal to the product (with the result rounded to the nearest two decimal places) of (i) the number of FGL ordinary shares subject to each FGL phantom unit immediately prior to the First Effective Time multiplied by (ii) the exchange ratio.

        Immediately following the First Effective Time, each FNF Phantom Unit will continue to be governed by the same terms and conditions (after giving effect to the changes described above) as were applicable to the corresponding FGL phantom unit immediately prior to the First Effective Time; provided that any unvested FNF Phantom Units will be subject to the accelerated vesting upon an involuntary termination of the holder's service relationship within two years following the Closing Date.

        FGL Warrants:    Subject to the terms and conditions of the merger agreement, at the First Effective Time, each warrant to purchase FGL ordinary shares (each a "Company Warrant") outstanding immediately prior to the First Effective Time shall automatically be converted into the right to purchase and receive upon exercise thereof, upon the basis and upon the terms and conditions specified in such Company Warrant and in lieu of the FGL ordinary shares purchasable and receivable upon the exercise of the rights represented thereby, the Merger Consideration that the holder of such Company Warrant would have received if such holder had exercised such Company Warrant immediately prior to the First Effective Time. If the registered holder of the Company Warrant properly exercises the Company Warrant within thirty days following public disclosure of the closing of the Mergers, the warrant exercise price will be reduced as specified in the warrant agreement by an amount equal to the difference (but in no event less than zero) of (i) the warrant exercise price in effect prior to such reduction minus (ii) (A) (x) if the consideration paid to holders of the ordinary shares consists exclusively of cash, the amount of such cash per ordinary share, and (y) in all other cases, the volume weighted average price of the ordinary shares as reported during the 10 trading-day period ending on the trading day prior to the effective date of the Mergers minus (B) the Black-Scholes Warrant Value of the Company Warrant. The "Black-Scholes Warrant Value" means the value of a Company Warrant immediately prior to the consummation of the first merger based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. The purpose of such exercise price reduction is to provide additional value to holders of the Company Warrants when an extraordinary transaction occurs during the exercise period of the Company Warrants pursuant to which the holders of the Company Warrants otherwise do not receive the full potential value of the Company Warrants. If you are a holder of Company Warrants, you will automatically receive the Merger Consideration specified by the Merger Agreement and Section 4.4 of the warrant agreement, and therefore you should not complete this Election Form.

20.   May I submit an Election Form even if I do not vote to approve the Merger Agreement?

        Yes. You may submit an Election Form even if you vote against the approval of the Merger Agreement or if you abstain from voting.

21.   Who do I call if I have additional questions?

        You may contact the Exchange Agent at (917) 262-2378.

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  Exhibit 99.2
ELECTION FORM
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